Exhibit 5.1

                      [Latham & Watkins Letterhead]




                              June 5, 1997





Dominick's Supermarkets, Inc.
505 Railroad Avenue
Northlake, Illinois 60164

          Re:  Dominick's Supermarkets, Inc.
               Registration Statement on Form S-8

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,066,835 shares of Common Stock, par value $.01 per share (the "Shares"), to be issued by Dominick's Supermarkets, Inc. (the "Company) under the 1996 Equity Participation Plan, the Restated 1995 Stock Option Plan and the Directors Deferred Compensation and Restricted Stock Plan (collectively, the "Plans") of the Company. We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of rendering this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plans and delivery and payment therefor of consideration at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and non-assessable.

          We consent to your filing this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Latham & Watkins